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                                                                  EXHIBIT 99 (L)


                               Brown & Wood LLP
                            One World Trade Center
                        New York, New York   10048-0557


                               November 9, 1998


ANZ Exchangeable Preferred Trust
c/o Puglisi & Associates
850 Library Avenue
 Suite 204
Newark, Delaware  19715

Ladies and Gentlemen:


     We have acted as counsel for ANZ Exchangeable Preferred Trust II, a Delaware business trust (the "Trust"), in connection with the registration of Trust Units Exchangeable for Preference Shares(SM) ("TrUEPrS(SM)"), under the Securities Act of 1933, as amended, pursuant to a registration statement on Form N-2 to be filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement").

     As counsel for the Trust, we are familiar with the proceedings taken by the Trust in connection with the authorization, issuance and sale of the TrUEPrS. In addition, we have examined and are familiar with the Certificate of Trust of the Trust, the Restated Certificate of Trust, the Amended and Restated Trust Agreement of the Trust and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the opinion that the TrUEPrS, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable TrUEPrS of the Trust.

     In rendering this opinion, we have relied as to matters of Delaware law upon an opinion of Richards, Layton & Finger, P.A. rendered to the Trust.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.


                                         Very truly yours,

                                         /s/Brown & Wood LLP

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(SM) Service mark of Merrill Lynch & Co., Inc.